Exhibit 99.1

AFFIRMATIVE INSURANCE HOLDINGS REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

ADDISON, Texas, November 14, 2011 (GLOBE NEWSWIRE) — Affirmative Insurance Holdings, Inc. (Nasdaq:AFFM), a leading distributor and producer of non-standard personal automobile insurance policies, reported consolidated financial results for the three and nine months ended September 30, 2011.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2011	2010	2011	2010
Gross written premium	$54.5	$93.3	$181.9	$283.3
Revenue	59.3	110.5	197.1	350.2
Net loss	(8.5)	(23.1)	(18.9)	(38.7)

Net loss per diluted share	$(0.55)	$(1.50)	$(1.23)	$(2.51)

Gary Kusumi, Chief Executive Officer, stated, “Third quarter results were primarily driven by reduced premium volume in our largest states. While the pricing, underwriting, expense and claims initiatives we have undertaken are positioning us for long-term growth and profitability, revenue generation continues to be our greatest short-term challenge. To address this challenge, we are taking a number of specific steps. First, we continue to review our price competitiveness on a state-by-state basis. Second, we continue to focus on our local marketing initiatives and agent quote generation. We believe these efforts combined with our multi-variate, segmented product and competitive forces will produce increased premium for the Company in 2012. While we expect to face continued macro-economic headwind in the short-term, I remain confident in the Company’s ability to produce a sustainable competitive advantage in the fragmented non-standard market.”

Operating Performance

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Gross premiums written for the third quarter of 2011 decreased $38.8 million, or 41.6%, compared with the third quarter of 2010. For the first nine months of 2011, gross premiums written decreased $101.4 million, or 35.8%, compared with 2010. These decreases were due to a number of actions taken during 2010 and into 2011 to improve profitability through increased prices and strengthened underwriting standards.

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Total revenues for the third quarter of 2011 decreased $51.2 million, a 46.3% decrease from the third quarter of 2010. Total revenues for the first nine months of 2011 decreased $153.1 million, a 43.7% decrease from 2010. These decreases were due to the decreases in gross premiums written as well as the impact of the quota-share reinsurance treaties put in place for the fourth quarter of 2010 and the full year of 2011.

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Losses and loss adjustment expenses were 75.1% of net earned premium (the loss ratio), compared with a loss ratio of 83.8% in the comparable prior year quarter. For the first nine months of 2011, loss and loss adjustment expenses decreased to a loss ratio of 72.8% compared with 81.5% in 2010. On an accident year basis, the loss ratio was 75.1% for the third quarter and 76.4% for the first nine months of 2011, compared with 82.7% for the third quarter and 77.9% for the first nine months of 2010. The accident year decline in the loss ratio for the quarter and nine months was due to pricing and underwriting actions taken as well as claims handling initiatives.

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Selling, general and administrative (SG&A) expenses decreased $20.8 million in the third quarter of 2011, or 42.7%, to $27.9 million, compared with $48.7 million in the third quarter of 2010. For the first nine months of 2011, SG&A expenses decreased $43.9 million, or 32.8%, compared with the prior year period. The decreases were primarily due to the decline in premium production and ceding commissions from the quota-share reinsurance agreements.

Contact:	Michael J. McClure
Executive Vice President and Chief Financial Officer (630) 560-7205 Michael.mcclure@affirmativeinsurance.com

About Affirmative

Affirmative Insurance Holdings, Inc. is a distributor and producer of non-standard personal automobile insurance policies and related products and services for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” , or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.

Do not unduly rely on forward-looking statements. They give the Company’s expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition.

AFFIRMATIVE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)
Revenues
Net premiums earned	$42,042	$91,075	$139,264	$280,212
Commission income and fees	16,265	18,231	53,593	64,091
Net investment income	1,078	1,160	3,891	3,735
Net realized gains (losses)	(45)	1,115	71	8,295
Other income (loss)	8	(1,077)	257	(6,110)

Total revenues	59,348	110,504	197,076	350,223

Expenses
Net losses and loss adjustment expenses	31,562	76,345	101,376	228,257
Selling, general and administrative expenses	27,919	48,689	89,894	133,775
Depreciation and amortization	2,533	2,381	7,340	7,196

Total expenses	62,014	127,415	198,610	369,228

Operating loss	(2,666)	(16,911)	(1,534)	(19,005)

Loss on interest rate swaps	—	(252)	(2)	(862)
Interest expense	5,561	5,491	16,291	17,527

Loss before income tax expense	(8,227)	(22,654)	(17,827)	(37,394)
Income tax expense	231	466	1,093	1,301

Net loss	$(8,458)	$(23,120)	$(18,920)	$(38,695)

Basic loss per common share:
Net loss	$(0.55)	$(1.50)	$(1.23)	$(2.51)

Diluted loss per common share:
Net loss	$(0.55)	$(1.50)	$(1.23)	$(2.51)

Weighted average common shares outstanding:
Basic	15,408	15,415	15,408	15,415

Diluted	15,408	15,415	15,408	15,415